EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Sun Communities, Inc. on Forms S-3 (File No. 333-204911, effective June 12, 2015; File No. 333-203502, effective April 17, 2015; and File No. 333-203498, effective April 17, 2015) and on Form S-8 (File No. 333-205857, effective July 24, 2015 and File No. 333-162216, effective September 30, 2009) of our report dated March 22, 2016, with respect to the combined statements of revenues and certain operating expenses of the Carefree Communities 3-14 Properties for the years ended December 31, 2015 and 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statements), appearing in this Current Report on Form 8-K of Sun Communities, Inc.

/s/ Moss Adams LLP

Scottsdale, Arizona
March 22, 2016